Exhibit 4.2

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

UNITED ONLINE, INC.

DATED AS OF MARCH 1, 2011

Pursuant to Section 151(g) of the General

Corporation Law of the State of Delaware

United Online, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST:   Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board”) by the provisions of the Amended and Restated Certificate of Incorporation of the Company, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board created and authorized the issuance of a series of 300,000 shares of preferred stock, par value $0.0001 per share, designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) in accordance with the provisions of the Certificate of Designation of Series A Junior Participating Preferred Stock (the “Series A Certificate of Designation”), as filed with the Delaware Secretary of State on November 21, 2001.

SECOND:              None of the designated shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designation.

THIRD:                 At a duly convened meeting of the Board on February 10, 2011, the Board duly adopted the following resolutions approving the proposed elimination of the Series A Preferred Stock as follows:

WHEREAS, upon execution of the Second Amendment, the Rights Agreement, as amended, will be set to expire in accordance with its terms on February 28, 2011; and

WHEREAS, none of the designated shares of the Series A Preferred Stock is outstanding and none shall be issued pursuant to the Certificate of Designation of Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on November 21, 2001.

NOW, THEREFORE, BE IT RESOLVED, that, upon the expiration of the Rights Agreement, any Designated Officer and any other officers of the Company designated by any of the Designated Officers are, and each of them acting singly hereby is, authorized and directed, jointly and severally, in the name and on behalf of this Company, to prepare, execute personally or by attorney-in fact, deliver to and file with the Secretary of State of the State of Delaware, a Certificate of Elimination of the Series A Preferred Stock in order to effect the elimination of the Series A Preferred Stock.

FOURTH:             The “Designated Officers” include the Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, or any Assistant Secretary of the Company.

FIFTH:                  The Rights Agreement is defined herein as Rights Agreement, dated as of November 15, 2001, as amended by Amendment No. 1 to Rights Agreement dated as of April 29, 2003 and Amendment No. 2 to Rights Agreement dated as of February 28, 2011, made by and between United Online, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (successor in interest to U.S. Stock Transfer Corporation).

SIXTH:                  In accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the shares that were designated as Series A Preferred Stock hereby are returned to the status of authorized but unissued shares of the preferred stock of the Company, without designation as to series.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, United Online, Inc. has caused this Certificate to be duly executed in its corporate name as of the date first written above.

UNITED ONLINE, INC.

By:	/s/ Charles B. Ammann
Name:	Charles B. Ammann
Title:	Secretary